CONTACT:	Gary A. Harmon Chief Financial Officer (706) 625-7990 gary.harmon@dixiegroup.com

The Dixie Group Completes Sale of Yarn Production Plant

to Shaw Industries Group, Inc.

CHATTANOOGA, Tenn. (December 29, 2003) - The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that it has completed the previously announced sale of its Ringgold, Georgia, spun carpet yarn production facility to Shaw Industries Group, Inc. for a cash purchase price of approximately $6.7 million. Specific terms were not disclosed.

The transaction, which will be recorded in the Company's fiscal quarter ending March 27, 2004, is not expected to result in a material net gain or loss.

Dixie's Chairman and Chief Executive Officer Daniel K. Frierson, said, "Proceeds from this sale, plus funds generated from working capital reductions, will be used to reduce debt under the Company's Senior Credit Agreement, thereby strengthening our balance sheet and improving our financial flexibility."

The Dixie Group "www.thedixiegroup.com" is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and to consumers through major retailers under the Dixie Home name.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company's business segments. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.